DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Israel Morgenstern, President and Director
World of Tea Inc.
C/O Eastbiz Com, Inc.
5348 Vegas Drive
Las Vegas, NV 89108

Dear Mr. Morgenstern:

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in the Registration Statement of World of Tea Inc. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated September 10, 2007, as of and for the period ended June 30, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
September 10, 2007.